Exhibit 10.1

TRANSATLANTIC PETROLEUM LTD.

RETENTION INCENTIVE AGREEMENT

This Retention Incentive Agreement (“Agreement”) is made and entered into as of April [•], 2018 by and between TransAtlantic Petroleum Ltd., a Bermuda exempted company (the “Company”), and [•] (“Employee”).

RECITALS

WHEREAS, the Company is exploring strategic alternatives, including a possible sale of the Company (the “Transaction”); and

WHEREAS, Employee is currently providing services to the Company, and the Company desires to incentivize Employee to continue to provide such services to the Company to the best of Employee’s ability and to cooperate with effecting the Transaction.

NOW, THEREFORE, in consideration of the premises and promises contained in this Agreement, and other good and valuable consideration the receipt and sufficiency of which are hereby acknowledged, and intending to be legally bound, the Company and Employee agree as follows:

1.Retention Incentives.  Subject to the terms and conditions set forth in this Agreement, including any reduction in Retention Incentives pursuant to Section 2 hereof, Employee shall receive an amount equal to three months of base salary, as allocated for the time spent working on matters for the Company (the “Retention Incentives”).  In order to be eligible to receive the Retention Incentives, the Employee must (i) render reasonable cooperation in connection with effecting the Transaction and (ii) provide reasonable best efforts in achieving the Company’s 2018 business plan.  The Retention Incentives shall be paid to Employee on the earlier of (i) sixty (60) days following the date of the consummation of the Transaction (the “Closing Date”) and (ii) March 31, 2019.

For purposes of this Agreement, “Cause” shall mean Employee’s (i) willful or deliberate failure to perform material duties to the Company or gross negligence in the performance of such material duties; (ii) breach of the Company’s code of ethics; (iii) breach of a duty of loyalty or misconduct that causes or is reasonably likely to cause harm to the Company or any of its affiliates; (iv) dishonesty, willful misconduct or fraud in connection with Employee’s performance of his or her duties or related to the business of the Company or its affiliates; (v) failure to render reasonable cooperation in connection with effecting the Transaction and provide reasonable best efforts in achieving the Company’s 2018 business plan; (vi) conviction of a felony or a crime involving moral turpitude; or (vii) failure to comply with the general terms of their employment offer letter.

2.Forfeiture of Retention Incentives.  Employee will not earn or be paid the Retention Incentives or any portion thereof if, prior to the Closing Date, Employee: (i) has voluntarily resigned for any reason; (ii) has been terminated for Cause; (iii) has died; or (iv) has become disabled, as reasonably determined by the Company.  If Employee has been terminated prior to the Closing Date without Cause, Employee shall be entitled to a portion of the Retention Incentives equal to the Retention Incentives multiplied by a fraction the numerator of which is the number of days beginning January 5, 2018 and ending on the date that Employee was terminated and the denominator of which is the number of days beginning January 5, 2018 and ending on the earlier of the Closing Date and March 31, 2019.  Such amount shall be paid at the next period following such termination.

3.Confidentiality.  As a condition to eligibility for, and payment of, the Retention Incentives, Employee hereby agrees to keep the terms of this Agreement in strict confidence.

4.Employment Status.  Nothing in this Agreement shall be considered effective to change Employee’s employment status with the Company or to guarantee any continued employment with the Company.  Either the Company or Employee may terminate the employment relationship at any time, for any reason or no reason.

5.Withholding.  Payment of the Retention Incentives, if any, shall be subject to withholding in accordance with applicable tax laws or regulations.

6.Entire Agreement.  This Agreement embodies the complete agreement and understanding between the parties hereto with respect to the subject matter hereof and supersedes and preempts any prior understandings, agreements or representations by and between the parties, written or oral, which may have related to the subject matter hereof in any way.

7.Governing Law; Exclusive Jurisdiction.  The validity, construction, and effect of this Agreement shall be determined in accordance with the laws of the State of Texas, without regard to the rules relating to conflict of laws.  Any legal suit, action or proceeding arising out of or based upon this agreement, the other transaction documents or the transactions contemplated hereby or thereby must be instituted in the state or federal courts located in Dallas County, Texas (and any appellate courts with respect thereto), and each party irrevocably submits to the exclusive jurisdiction of such courts in any such suit, action or proceeding. The parties irrevocably and unconditionally waive any objection to the laying of venue of any suit, action or any proceeding in such courts and irrevocably waive and agree not to plead or claim in any such court that any such suit, action or proceeding brought in any such court has been brought in an inconvenient forum.

8.Successors and Assigns.  Employee may not assign Employee’s rights or interests under this Agreement.  This Agreement shall be binding on and inure to the benefit of the successors and assigns of the Company.

9.Section 409A. Notwithstanding anything herein to the contrary, this Agreement is intended to be interpreted and applied so that the payments and benefits set forth herein either shall either be exempt from the requirements of Section 409A of the Internal Revenue Code of 1986, as amended (the “Code”), or shall comply with the requirements of Code Section 409A, and, accordingly, to the maximum extent permitted, this Agreement shall be interpreted to be exempt from or in compliance with Code Section 409A.

[Signature page follows]

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date first written above.

EMPLOYEETRANSATLANTIC PETROLEUM LTD.

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Name:Name:

Title: